Exhibit 99.2
June 24, 2009
Dear Fellow Shareholder:
The Board of Directors at its meeting held on June 18, 2009 declared a quarterly cash dividend of $0.05 per common share, which is a reduction from the previous quarterly cash dividend of $0.22 per common share. By doing so, Parkvale joined many other financial institutions that believe preservation of capital to be the most prudent course of action in this challenging environment. The new dividend will yield 2% annually, based on a $10.00 price per share. The dividend will be paid on July 29, 2009 to shareholders of record as of June 30, 2009.
This was a very difficult decision. The Corporation has a long and proud history of paying and increasing dividends. Since declaring its first dividend in 1988, shareholders of the Corporation have received a dividend for 83 consecutive quarters and have seen it increase for 21 years. We believe that reducing the dividend, which will preserve $3.7 million in capital annually, will enable us to navigate through this economic storm, the likes of which has not been seen in over 75 years. This capital retention will ultimately permit more timely repayment of preferred stock issued through the U.S. Government Capital Purchase Program.
While the core earnings of the Bank are very strong, today’s global recession, declining real estate values, security impairments, and significant credit costs associated with the housing crisis present a level of uncertainty that can only be addressed with a strong balance sheet. The Board of Directors considered but quickly rejected issuing additional common stock, as this option would have dilutive effects on current shareholders. Our Board believes their decision to lower the dividend provides a level of protection and capital flexibility should the economy worsen and positions the Bank for growth as the economy improves.
Finally, the Board recognizes that many shareholders added the Corporation’s stock to their investment portfolio because of the attractive dividend yield. To these shareholders, as well as all other shareholders, we can only say that your Board of Directors, as fellow shareholders, is always conscious of your wishes and, as such, when the environment stabilizes we intend to increase the dividend as soon as prudently possible. We assure you that our decision was made based upon the long-term outlook of Parkvale and its shareholders.
On behalf of the Board, I want to thank you for your support and assure you that we will continue to do everything necessary to create value for our shareholders.
Sincerely,
Robert J. McCarthy, Jr.
President and CEO